Exhibit 99.1

Contacts:
Media Relations
James Fisher, 703-433-8677
james.w.fisher@sprint.com

Investor Relations
Kurt Fawkes, 800-259-3755
investor.relations@sprint.com

Sprint Nextel Names Robert H. Brust

as Chief Financial Officer

OVERLAND PARK, Kan. – May 1, 2008 – Sprint Nextel has named Robert H. Brust, 64, as Chief Financial Officer, effective immediately. Brust previously served as CFO of Eastman Kodak Company and CFO of Unisys Corporation following a 31-year career with General Electric Company.

“Bob Brust is an experienced, respected financial leader with the right skills to lead Sprint’s financial team,” said Dan Hesse, Sprint president and CEO. “He understands operations and financial strategy in challenging, high-tech environments.”

“I’m very proud to be joining the Sprint leadership team,” Brust said. “Sprint has a history going back more than a century with a legacy of innovation, and it has the assets to build a strong business going forward. I am naturally drawn to challenges, but I view this role within Sprint as a true opportunity. I look forward to getting underway.”

Brust most recently served as executive vice president and CFO of Eastman Kodak Company from 2000 to 2007, when he retired from the company. Before that, he served two years as senior vice president and CFO of Unisys Corporation. Earlier in his career, he held a series of operations and finance leadership positions at General Electric, concluding his service there as vice president, finance for G.E. Plastics.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks serving approximately 54 million customers at the end of 2007; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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